DESCRIPTION OF 2011 FISCAL YEAR BONUS PLAN

Our Fiscal 2011 Bonus Plan provided our executive officers and management level employees, other than our CEO, with the opportunity to obtain, in addition to their base salary, an annual cash bonus that is dependent upon the Company achieving stated goals for the year in question.   Although the Fiscal 2011 Bonus Plan left open the possibility that individual goals and objectives could contribute to bonus awards under the plan, no such individual goals or objectives were specifically communicated.  As a result, awards under the plan were not dependent on achievement of individual goals. The Fiscal 2011 Bonus Plan provided that each of our eligible employees has a target bonus delineated as a percentage of base salary.

The target bonus is based on a number of performance criteria and each is assigned a weighting.  Each achievement level of a criterion is associated with a payout percentage as set forth in the following table:

Achievement Level	90.0-99.99%	100-109.99%	110-124.99%	125% and over
Payout Percentage	50%	100%	125%	150%

The maximum payout percentage is 150%.  As a result, the maximum payment to a participant under the Fiscal 2011 Bonus Plan is determined by multiplying the employee’s target percentage of Base Salary by 150%.

Depending on the achievement level of a criterion the criterion’s weighting from the table below is multiplied by the payout percentage associated with the achievement level for the criterion and the result is further multiplied by the bonus salary percentage and that result is further multiplied by salary to determine the dollar contribution to bonus of the criterion.  Summing up the dollar contributions of all the criteria gives the bonus amount.

 The weightings, the target for Fiscal Year 2011 are set forth below:

	Direct Reports to CEO	Other
Revenue	35%	25%
EBITDA (adjusted for plan)	35%	25%
Service Level (percentage of units shipped within 72 hours of promised ship date)	20%	30%
Quality Compliance (percentage of batches manufactured with no deviation from specification)	5%	10%
Regulatory Compliance (Number of FDA 483 Observations)	5%	10%